Exhibit 99.1

NEWS RELEASE

Company Contacts:	Jeff Hall
Chief Financial Officer
(408) 875-6800
jeff.hall@kla-tencor.com

Kyra Whitten
Sr. Director, Corporate Communications
(408) 875-7819
kyra.whitten@kla-tencor.com
FOR IMMEDIATE RELEASE
KLA-TENCOR ANNOUNCES RESULTS OF SPECIAL COMMITTEE
INVESTIGATION OF HISTORICAL STOCK OPTION PRACTICES
Stock-Based Compensation Expenses Not Expected to Exceed $400 Million
SAN JOSE, California, October 16, 2006 — KLA-Tencor Corporation (NASDAQ: KLAC) today announced that the Special Committee investigation of the Company’s historical stock option practices has been substantially completed. As previously announced, the Company’s Board of Directors concluded that incorrect measurement dates for certain stock option grants were used for financial accounting purposes, principally during the period July 1, 1997 through June 30, 2002, and as a result, the Company will restate its financial statements to correct the accounting for retroactively priced stock options. The Company now anticipates that the total additional non-cash charges for stock-based compensation expenses will not exceed $400 million.
As a result of the investigation, the Company has terminated all aspects of its employment relationship with Kenneth L. Schroeder, effective immediately. Mr. Schroeder was President and Chief Operating Officer of the Company from 1991 to 1999 and Chief Executive Officer and a member of the Board of Directors from 1999 through 2005.
The Company also announced that its General Counsel, Stuart J. Nichols, has resigned, effective immediately. Mr. Nichols had been Vice President and General Counsel of the Company since 2000. The Company expects to name an interim General Counsel soon.
The Company further announced its intention to cancel all outstanding retroactively priced stock options held by Mr. Schroeder and to re-price all outstanding retroactively priced stock options held by Mr. Nichols. The exercise price of each re-priced option will be increased to the fair market value on the corrected measurement date.
Based on the Special Committee’s investigation, the Board of Directors concluded that there was no involvement in the improper stock option practices by any current members of Company management, including Richard P. Wallace, John H. Kispert and Jeffrey L. Hall, who became Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, in early 2006. Although the Board of Directors concluded that Mr. Kispert was not involved in the improper stock option practices, based on the Special Committee’s recommendation, his
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outstanding retroactively priced options will be re-priced (in the manner described above) because he served as Chief Financial Officer during part of the period in question. While the Company is evaluating whether the factors that led to the restatement constituted a material weakness as of June 30, 2006, the Company believes that it has in place the necessary internal controls to ensure proper accounting for stock options going forward.
The Special Committee will now concentrate its efforts on assisting the Company’s management with the restatement of the Company’s affected financial statements. The restatement process is well underway, and the Company will continue to work diligently to determine the exact amount of additional non-cash charges for stock-based compensation expenses, the resulting accounting and tax impact, and the specific prior periods requiring restatement, and to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as well as other required reports, as soon as practicable.
Forward-Looking Statements: Statements in this press release regarding KLA-Tencor’s expected restatement of historical financial statements, the anticipated amount of additional expenses and the intention to re-price certain options are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including, but not limited to, the final conclusions of the Board of Directors, the Special Committee, the Audit Committee, and the Company’s independent public accountants concerning matters related to the Company’s historical stock option grants.
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, California, the Company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC.
Additional information about the Company is available at http://www.kla-tencor.com.
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